EX-99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Cheswold Lane Funds and to the use of our report dated February 27, 2008 on the financial statements and financial highlights of the Cheswold Lane International High Dividend Fund, a series of beneficial interest of the Cheswold Lane Funds.  Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which is incorporated by reference into Statement of Additional Information.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

April 28, 2008